Exhibit 99.1

BED BATH & BEYOND PROVIDES FURTHER RESPONSE TO COVID-19

UNION, New Jersey – April 2, 2020 — Bed Bath & Beyond Inc. (Nasdaq: BBBY) today announced a further update to its COVID-19 response.

Actions to Manage Stores and Direct Operations

On March 23, 2020, the Company temporarily closed all its retail banner stores across the US and Canada, other than buybuy BABY and Harmon Face Values (“Harmon”) stores, until April 3, 2020. Based on the latest guidance from federal, state and local government and health authorities, and in the interest of the health and safety of its customers and associates, Bed Bath & Beyond is extending the temporary closure of its retail stores until at least May 2, 2020.

The temporary closure relates to all retail banners across the US and Canada, other than its buybuy BABY and Harmon stores, which will continue to provide essential infant, health and personal care items in-store, subject to state and local regulations.

In conjunction with the decision to extend the temporary store closures, Bed Bath & Beyond announced it would implement additional cost reductions, including a furlough of the majority of store associates and a portion of corporate associates until at least May 2, 2020.

As previously announced, the Company is providing impacted store associates with applicable pay and benefits until April 3, 2020. Corporate associates who have been impacted by today’s announcement will be provided with pay and benefits through April 18, 2020. During the period in which furloughed associates are not paid, the Company will pay 100% of the cost of healthcare premiums for all these associates who currently participate in the Company’s health plan, until further notice. Furloughed associates will also be able to apply for unemployment benefits, if eligible.

Mark Tritton, President & CEO, said, “The health and safety of our customers and associates remain our number one priority, as we do what we can to slow the spread of COVID-19. To help our communities through this crisis, we continue to provide essential infant, personal and health care items in-store, while we serve the rest of our loyal customers online, in their homes.

“This is a time of unprecedented disruption to our industry. We do not make these decisions lightly but, while the vast majority of our stores remain closed, we must now balance our ability to provide jobs and financial support for our associates in the short, medium and long-term, as well as prioritizing investments that will strengthen our business. We are therefore making the difficult decision today to place many of our associate team members on temporary leave, while our stores remain temporarily closed.

“I want to thank all our associates for their service to the business and our loyal customers and we look forward to welcoming back all team members when our stores can safely re-open.”

In recognition of the sacrifices being made by associates during this time, the Company will also temporarily reduce salaries by 30% across the executive team, including President and CEO, Mark Tritton. At the same time, the Chairman of the Board and all other independent directors will forgo 30% of their quarterly cash compensation.

Actions to Drive Long-Term Shareholder Value & Strengthen Financial Flexibility

To support plans to build long-term shareholder value, and further strengthen the Company’s financial flexibility beyond its substantial cash position, Bed Bath & Beyond has taken or will take several further actions while managing this period of business disruption and uncertainty:

•	Electing to draw down the remaining available funds ($236 million) from its revolving credit agreement, in an abundance of caution and as a proactive measure;
•	Executing a substantial reduction in expenses, including managing to lower inventory levels and extending payment terms for goods and services;
•	Prioritizing approximately $250 million in essential capital expenditures to drive strategic growth plans, including investments in digital and Buy Online Pick Up In Store (BOPIS);
•	Deferring approximately $150 million of other planned capital expenditures; and
•	Postponing, until further notice, its plans for share repurchases, dividends and debt reduction.

Bed Bath & Beyond Inc. ended its fiscal 2019 with approximately $1.4 billion in cash and investments. This strong cash position, along with the actions outlined above, provide the Company with continued financial resilience and ample short and mid-term liquidity to fund the operations of the business.

Tritton added, “We are taking decisive action across our business to proactively manage the unprecedented financial and operational impacts of COVID-19, while we prioritize the investments that will allow us to rebuild and grow. These measured steps will help preserve our financial health and best position Bed Bath & Beyond for our associates, customers and other stakeholders. The business contingency plans that we developed for this situation have been implemented, and we will continue to adjust as needed. At the same time, we are working to ensure we are ready to resume and ramp-up our operations as conditions allow.”

About Bed Bath & Beyond Inc.

Bed Bath & Beyond Inc. and subsidiaries (the "Company") is an omnichannel retailer that makes it easy for our customers to feel at home. The Company sells a wide assortment of domestic merchandise and home furnishings. The Company also provides a variety of textile products, amenities and other goods to institutional customers in the hospitality, cruise line, healthcare and other industries. Additionally, the Company is a partner in a joint venture which operates retail stores in Mexico under the name Bed Bath & Beyond.

Forward Looking Statements

This press release contains forward-looking statements, including, but not limited to, the Company’s plans in response to the novel coronavirus (COVID-19). Many of these forward-looking statements can be identified by use of words such as may, will, expect, anticipate, approximate, estimate, assume, continue, model, project, plan, goal, and similar words and phrases, although the absence of those words does not necessarily mean that statements are not forward-looking. The Company’s actual results and future financial condition may differ materially from those expressed in any such forward-looking statements as a result of many factors. Such factors include, without limitation: general economic conditions including the housing market, a challenging overall macroeconomic environment and related changes in the retailing environment; risks associated with the novel coronavirus (COVID-19), including its impacts across our businesses on demand and operations; consumer preferences, spending habits and adoption of new technologies; demographics and other macroeconomic factors that may impact the level of spending for the types of merchandise sold by the Company; civil disturbances and terrorist acts; unusual weather patterns and natural disasters; competition from existing and potential competitors across all channels; pricing pressures; liquidity; the ability to achieve anticipated cost savings, and to not exceed anticipated costs, associated with organizational changes and investments; the ability to attract and retain qualified employees in all areas of the organization; the cost of labor, merchandise and other costs and expenses; potential supply chain disruption due to trade restrictions, political instability, labor disturbances, product recalls, financial or operational instability of suppliers or carriers, and other items; the ability to find suitable locations at acceptable occupancy costs and other terms to support the Company’s plans for new stores; the ability to establish and profitably maintain the appropriate mix of digital and physical presence in the markets it serves; the ability to assess and implement technologies in support of the Company’s development of its omnichannel capabilities; uncertainty in financial markets; volatility in the price of the Company’s common stock and its effect, and the effect of other factors, on the Company’s capital allocation strategy; risks associated with the ability to achieve a successful outcome for its business concepts and to otherwise achieve its business strategies; the impact of intangible asset and other impairments; disruptions to the Company’s information technology systems including but not limited to security breaches of systems protecting consumer and employee information or other types of cybercrimes or cybersecurity attacks; reputational risk arising from challenges to the Company’s or a third party product or service supplier’s compliance with various laws, regulations or standards, including those related to labor, health, safety, privacy or the environment; reputational risk arising from third-party merchandise or service vendor performance in direct home delivery or assembly of product for customers; changes to statutory, regulatory and legal requirements, including without limitation proposed changes affecting international trade; changes to, or new, tax laws or interpretation of existing tax laws; new, or developments in existing, litigation, claims or assessments; changes to, or new, accounting standards; and foreign currency exchange rate fluctuations. The Company does not undertake any obligation to update its forward-looking statements.

CONTACTS:

INVESTOR CONTACT: Janet M. Barth, (908) 613-5820 OR IR@bedbath.com

MEDIA CONTACT: Dominic Pendry, (347) 604-0381 OR dominic.pendry@bedbath.com